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                                   LAW OFFICES OF
                                 BRYN & ASSOCIATES
                           ATTORNEYS AND COUNSELORS AT LAW

ONE BISCAYNE TOWER, SUITE 2680                        TELEPHONE  (305) 374-0501
TWO SOUTH BISCAYNE BOULEVARD                          FACSIMILE  (305) 372-8062
   MIAMI, FLORIDA 33131                               E-MAIL: mark@markbryn.com




                                     June  18,  2002



Studio  Bromont,  Inc.
14  Place  Du  Commerce,  Suite  350
Ile-Des-Soeurs,  Verdun
Quebec,  H3E-1T5  Canada

We have acted as special counsel to Studio Bromont, Inc. (the "Company") in connection with the issuance of shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), to Messrs. Benoit Laiberte, Gilles Poliquin, and Richard St-Julien (collectively referred to herein as "Consultants"), in consideration for the agreement of the Consultants to provide the services to the Company in accordance with the agreements by and between the Company and the Consultants (the "Consultant Agreements".)
In our capacity as Florida legal counsel, we have reviewed the following documents:

     1.   Articles  of  Incorporation  and  Bylaws  of  the  Company;
     2.   Consultant Agreements between the Company and each of the Consultants.
     3. Form of Written Consent to Action Without Meeting of the Directors of the Company pursuant to which the Board of Directors of the Company authorized the issuance of shares of the Company's Common Stock in accordance with the terms of the Consultant Agreements;
     4. A Certificate of the Rodger Brulotte, CEO of the Company (the "Officer's Certificate"),

Based upon the foregoing and upon an examination of such questions of Florida law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth below, we advise you that, in our opinion, the Common Stock issuable upon by the Company pursuant to the Consultant Agreements will be validly issued, fully paid, and non-assessable upon issuance in accordance with the terms and conditions of the Consultant Agreements.

The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:


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Studio  Bromont,  Inc.
June  18,  2002
Page  2


     A. The foregoing opinion is limited to the laws of the State of Florida presently in effect.

     B. We have assumed, without independent verification, that all signatures on documents and instruments examined by us are genuine, complete and in full force and effect; that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies (conformed or otherwise) of documents to be executed are complete, accurate, and authentic copies or drafts that conform to authentic and executed originals.

     C. We have assumed (i) that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof, and will be true and correct on the date the Company is or becomes obligated to issue the Common Stock pursuant to the Consultant Agreements, (ii) that the written consent to action without meeting of the directors referenced in the Officer's Certificate have not been amended, modified, or revoked since the time of their adoption, remain in full force and effect on the date hereof, and will remain in full force and effect on the date the Company is or becomes obligated to issue the Common Stock pursuant to the Consultant Agreements, and (iii) that all corporate actions taken by Bryn & Associates by the vote of the Company's shareholders, including but not limited to all amendments to the company's Articles of Incorporation, were duly taken in accordance with Florida Statutes.

     D. We have assumed that at the time the Company is or becomes obligated to issue any Common Stock pursuant to the Consultant Agreement, the Company will have adequate authorized and unissued Common Stock to fulfill such obligations.

     E. The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of Florida law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

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Studio  Bromont,  Inc.
June  18,  2002
Page 3

We understand that the Company intends to file this opinion as an Exhibit to the Company's Registration Statement on Form S-8 in registering the Common Stock issuable pursuant to the Consultant Agreements; we hereby consent to such filing and to the inclusion of this opinion in such Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.
                                   Very  truly  yours,

                                   BRYN  &  ASSOCIATES,  P.A.


                                   By: /s/ Mark  J.  Bryn
                                      ______________________________
                                      Mark  J.  Bryn